SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)(1)



                                Saks Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

             Common Stock, par value $0.10 per share ("Saks Shares")
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    79377W108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 14, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 |_| Rule 13d-1(b)
 |X| Rule 13d-1(c)
 |_| Rule 13d-1(d)

     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------
CUSIP No. 79377W108
-------------------

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Helu

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH
                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Carlos Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH

                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Marco Antonio Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH

                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Patrick Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH

                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Maria Soumaya Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH

                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Vanessa Paolo Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH

                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Johanna Monique Slim Domit

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH

                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Inmobiliaria Carso, S.A. de C.V.

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH

                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   1     NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

         Orient Star Holdings LLC

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
   3     SEC USE ONLY

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

                      5  SOLE VOTING POWER
                         - 0 -
       NUMBER OF
         SHARES       6  SHARED VOTING POWER
       BENEFICIALLY      15,650,000 Saks Shares (see Item 4(c))
        OWNED BY
          EACH        7  SOLE DISPOSITIVE POWER
       REPORTING         - 0 -
      PERSON WITH

                      8  SHARED DISPOSITIVE POWER
                         15,650,000 Saks Shares (see Item 4(c))

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,650,000 Saks Shares (see Item 4(a))

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES |_|*

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.1% (see Item 4(b))

  12     TYPE OF REPORTING PERSON*

         HC

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)       Name of Issuer:

               Saks Incorporated ("Saks")

     (b)       Address of Issuer's Principal Executive Offices:

               750 Lakeshore Parkway
               Birmingham, AL  35211

Item 2.

     (a)       Name of Persons Filing:

               This statement is filed pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended (the "Act"), by the persons listed below (the "Reporting Persons").

               (1)

               Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family") are beneficiaries of a Mexican trust which in turn owns all of the outstanding voting securities of Inmobiliaria Carso, S.A. de C.V ("Inmobiliaria").

               (2)

               Inmobiliaria, a sociedad anonima de capital variable organized under the laws of the United Mexican States, is a holding company with interests in the real estate industry, and is the sole member of Orient Star Holdings LLC ("Orient Star").

               (3)

               Orient Star, a Delaware limited liability company, is a holding company with portfolio investments in various companies.

     (b)       Address of Principal Business Office:

               (i) The principal business address for each member of the
                   Slim Family is:

               Paseo de las Palmas 736
               Colonia Lomas de Chapultepec, 11000
               Mexico, D.F., Mexico

               (ii) Inmobiliaria's principal business address is:

               Insurgentes Sur #3500, PB-4
               Pena Pobre, 14060
               Mexico, D.F., Mexico

               (iii) Orient Star's principal business address is:

               1000 Louisiana Street
               Suite 565
               Houston, TX  77002

     (c)       Citizenship:

               Each member of the Slim Family is a Mexican citizen. Inmobiliaria is a sociedad anonima de capital variable organized under the laws of the United Mexican States, and Orient Star is a Delaware limited liability company.

     (d)       Title of Class of Securities:

               Common Stock, par value $0.10 per share (the "Saks Shares")

     (e)       CUSIP Number:

               79377W108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a(n):


     (a)       |_| Broker or dealer registered under Section 15 of the Act;

     (b)       |_| Bank as defined in Section 3(a)(6) of the Act;

     (c)       |_| Insurance company as defined in Section 3(a)(19) of the Act;

     (d)       |_| Investment company registered under Section 8 of the
                   Investment Company Act;

     (e)       |_| Investment adviser  in accordance with Rule
                   13d-1(b)(1)(ii)(E);

     (f)       |_| Employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);

     (g)      |_| Parent holding company or control person in accordance
                  with Rule 13d-1(b)(1)(ii)(G);

     (h)      |_| Savings association as defined in Section 3(b) of the Federal
                  Deposit Insurance Act;

     (i)      |_|  Church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment Company Act; or

     (j)      |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.        Ownership.

     (a)       Amount Beneficially Owned:

               As of the date of this filing, (i) Orient Star directly owns 15,650,000 Saks Shares, (ii) Inmobiliaria, as the sole member of Orient Star, is deemed to beneficially own indirectly the 15,650,000 Saks Shares owned directly by Orient Star, and (iii) the Slim Family, which owns all of the issued and outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the 15,650,000 Saks Shares deemed beneficially owned indirectly by Inmobiliaria and directly owned by Orient Star.

    (b)        Percent of Class:

               The Saks Shares beneficially owned by the Reporting Persons constitute approximately 11.1% of the issued and outstanding Saks Shares (based on the number of Saks Shares issued and outstanding as contained in the most recently available filing with the Securities and Exchange Commission).

     (c)       Number of shares as to which such person has:

                  (i)  Sole power to vote or to direct the vote: -0-

                 (ii)  Shared power to vote or to direct the vote:
                       15,650,000 Saks Shares

                (iii)  Sole power to dispose or to direct the
                       disposition of: -0-

                 (iv)  Shared power to dispose or direct the disposition of:
                       15,650,000 Saks Shares

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of
               securities, check the following:                              |_|

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.     Certifications.

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief I certify that the information set forth in this statement is true, complete and correct.

 Carlos Slim Helu                 _
                                   |
---------------------------        |
                                   |
 Carlos Slim Domit                 |                      By: /s/ Eduardo Valdes
---------------------------        |                         -------------------
                                   |                         Eduardo Valdes
                                   |                         Attorney-in-Fact
 Marco Antonio Slim Domit          |                         September 26, 2000
                                   |
---------------------------        |
                                   |
 Patrick Slim Domit                |
                                   |
---------------------------        |
                                   |
 Maria Soumaya Slim Domit          |
                                   |
---------------------------        |
                                   |
 Vanessa Paola Slim Domit          |
                                   |
---------------------------        |
                                   |
 Johanna Monique Slim Domit        |
                                   |
---------------------------        |
                                   |
 INMOBILIARIA CARSO, S.A. DE C.V.  |
                                   |
---------------------------        |
 By: Alejandro Escoto              |
 Title: Attorney-in-Fact           |
                                   |
                                   |
 ORIENT STAR HOLDINGS LLC          |
                                   |
---------------------------        |
 By: James M. Nakfoor              |
 Title: Manager                    |

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               /s/ Carlos Slim Helu
                                               --------------------
     March 2, 2000                             By: Carlos Slim Helu

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               /s/ Carlos Slim Domit
                                               ---------------------
      March 2, 2000                            By: Carlos Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                               /s/ Marco Antonio Slim Domit
                                               ----------------------------
    March 2, 2000                              By: Marco Antonio Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Patrick Slim Domit
                                               ----------------------
       March 2, 2000                           By: Patrick Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Maria Soumaya Slim Domit
                                               ----------------------------
     March 2, 2000                             By: Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Vanessa Paola Slim Domit
                                               ----------------------------
    March 2, 2000                              By: Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               /s/ Johanna Monique Slim Domit
                                               ------------------------------
    March 2, 2000                              By: Johanna Monique Slim Domit

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               INMOBILIARIA CARSO, S.A. de C.V.

                                               /s/ Alejandro Escoto
                                               --------------------
     March 2, 2000                             By:  Alejandro Escoto
                                               Title:  Attorney-in-Fact

                                POWER OF ATTORNEY


     I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or
Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.


                                               ORIENT STAR HOLDINGS LLC

                                               /s/  James M. Nakfoor
                                               ---------------------
      March 2, 2000                            By:  James M. Nakfoor
                                               Title:  Manager

                             JOINT FILING AGREEMENT

     THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 2nd day of March 2000, by and between Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inmobiliaria Carso, S.A. de C.V. and Orient Star Holdings LLC.

     The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Saks Incorporated that are required to be reported on any such Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

 Carlos Slim Helu

---------------------------

 Carlos Slim Domit                                       By: /s/ Eduardo Valdes
---------------------------                                 -------------------
                                                            Eduardo Valdes
                                                            Attorney-in-Fact
 Marco Antonio Slim Domit                                   March 2, 2000

---------------------------

 Patrick Slim Domit

---------------------------

 Maria Soumaya Slim Domit

---------------------------

 Vanessa Paola Slim Domit

---------------------------

 Johanna Monique Slim Domit

---------------------------

 INMOBILIARIA CARSO, S.A. DE C.V.

---------------------------
 By: Alejandro Escoto
 Title: Attorney-in-Fact


 ORIENT STAR HOLDINGS LLC

---------------------------
 By: James M. Nakfoor
 Title: Manager